Exhibit 5.B.

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

United Kingdom

Attn: Manager, Transaction Management

Tel: +44 20 7597 8000

Email: legalnoticesTM@uk.daiwacm.com

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Attn: Debt Syndicate

Fax: +44 20 7516 7548

Tel: +44 20 7773 9098

Email: syndicateasia@barclays.com

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Attn: Fixed Income Syndicate Desk

Tel: +44 (0) 20 7986 9000

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Tel: +44 20 7677 4799

Fax: +44 20 7056 4984

Email: tmglondon@morganstanley.com

Attn: Head of Transaction Management Group, Global Capital Markets